EXHIBIT 23


             CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statement on Form S-8; in Registration Statement No. 33-11413 on Form S-1 as amended by Post-Effective Amendment No. 1 effective March 19, 1987; and in Registration Statement No. 33-58406 on Form S-2 effective April 27, 1993 of Meridian Insurance Group, Inc. of our report, dated February 26, 1997, on our audits of the consolidated financial statements and financial statement schedules of Meridian Insurance Group, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which report is included in the Annual Report on Form 10-K.

                              Coopers & Lybrand L.L.P.

Indianapolis, Indiana
December 18, 1997